       Owens Corning Reports Strong First Quarter Results

TOLEDO, Ohio, April 15, 1999 - Owens Corning (NYSE: OWC) today reported record earnings on strong sales for the first quarter of 1999.

Net income was $44 million, a record for the first quarter. Earnings per share on a diluted basis were $0.77. This represents an increase of $36 million over 1998 first quarter results of $8 million or $0.16 per diluted share. Income was driven by increased volume in the company's Building Materials businesses, continuing improvement in productivity, incremental restructuring benefits and increases in market pricing.

Net sales for the quarter were $1.130 billion, down slightly compared to $1.137 billion in the first quarter of 1998.
However, sales in the first quarter were up 6 percent over last year when adjusted for the Yarns business, which transferred into a joint venture during the third quarter of 1998.

"We are extremely pleased with the solid performance of our businesses in the first quarter," said Glen H. Hiner, Owens Corning chairman and chief executive officer. "Building Materials had an exceptional quarter, and two units within that business - Insulating Systems and Roofing Systems - had all time record first quarters. In addition, all of our businesses continued to benefit from company-wide productivity initiatives. On the strategic front, we are encouraged by the initial results of our National Settlement Program, which is making our future more predictable."

Building Materials

Building Materials income from operations was $76 million during the quarter, compared to a loss of $10 million during the first quarter of 1998. The improvement was due to strength in the roofing and insulation markets and the success of productivity initiatives.

Sales in Building Materials were $925 million during the first quarter of 1999, up 8 percent compared to the prior-year period. Demand for Insulation Systems continued at a record pace in the quarter, and unseasonably mild weather helped drive demand for Roofing Systems. Exterior Systems vinyl siding unit volumes were up 8 percent compared to the first quarter of 1998.

Composite Materials

Composite Materials income from operations was $31 million, down from $52 million in the first quarter of 1998, due largely to the transfer of the Yarns business into a joint venture in the third quarter of 1998. This unit had good productivity in the quarter, which offset slightly lower volume.

Composite sales in the first quarter of 1999 were $236 million, compared to $312 million in the prior-year period. On a comparative basis, adjusted for the transfer of the Yarns business, sales were down 4 percent for the quarter. High demand globally for polymer reinforcement products was offset by volume declines in the United States.

First Quarter Highlights

* In January, Owens Corning announced the formation of a dedicated Acoustic Systems Business to capitalize on the strength of its brand, its long history of acoustic research, and its expanding acoustics product offering. The company is committed to taking a leadership position in this growing and fragmented market segment, which is estimated to be in excess of $3 billion.

* Owens Corning issued $250 million of 10-year senior notes with a 7.037 percent yield and a 7.0 percent coupon rate. The offering was oversubscribed. Proceeds were used to reduce the company's borrowings under Owens Corning's U.S. Bank Credit Facility.

* The company expanded its global network of manufacturing plants making glass fiber reinforcements for composites applications. In India, Owens Corning dedicated a new plant which manufactures Advantex glass fiber reinforcements. In Korea, the company acquired a majority share of its glass fiber reinforcements joint venture, now called Owens Corning Korea.

* Following a licensee's decision to close an Australian reinforcements plant, Owens Corning established Owens Corning Australia to serve the former licensee's customer base and to develop and grow the market for composite systems in Australia and New Zealand.

*    Plans were announced to install a continuous filament mat
     (CFM) line at the company's plant in Guelph, Ontario, Canada.
     The new line will add approximately 8,000 metric tons of CFM capacity and is expected to be operational in the first quarter of 2000. The investment follows recent increases of CFM capacity at Owens Corning's facilities in Battice, Belgium, and Huntingdon, Penn., and it will enable the company to better serve the needs of this growing market worldwide.

*    During the first quarter of 1999, 25 additional law firms
     joined the National Settlement Program (NSP), bringing the total number of firms in the program to approximately 80, and the total asbestos personal injury cases settled to over 188,000. The NSP was announced in December 1998, to settle the company's pending asbestos cases and to establish a framework for resolving cases in the future without litigation. Under NSP agreements, Owens Corning will pay both current and future claimants through an administrative procedure using compensation schedules that take into account each claimant's type and severity of asbestos-related disease, and the extent of exposure to Owens Corning's former products. New claims being filed in the court system generally do not list Owens Corning as a defendant; an indication
     that the program is working.   Please see the addendum to this
     press release for more information about the progress of the company's National Settlement Program.

Outlook

"The strong results in our businesses this quarter are very satisfying, and we believe that our momentum will continue," Hiner said. "We are working to realize double-digit earnings growth through all of our System Thinking initiatives, while focusing on achieving additional cost savings from the restructuring program we implemented last year."

Owens Corning is a world leader in high performance building materials systems and glass fiber composites with approximately
20,000 employees worldwide.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these statements. Further information on factors that could affect the company's financial and other results are included in the company's Form 10-Q and 10-K, filed with the Securities and Exchange Commission.

Tables Follow

                  OWENS CORNING AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF INCOME
                            (unaudited)

                                                  Quarter Ended
                                                     March 31,
                                                   1999    1998
                                             (In millions of dollars,
                                                 except share data)

NET SALES                                       $ 1,130   $ 1,137
COST OF SALES (1)                                   871       938
 Gross margin                                       259       199

OPERATING EXPENSES

 Marketing and administrative expenses (1)          136      129
 Science and technology expenses                     14       15
 Restructure costs (1)                                -       87
 Other                                               (1)      13

   Total operating expenses                         149      244

Gain on sale of assets (2)                            -       84

INCOME FROM OPERATIONS                              110       39

Cost of borrowed funds                               33       37

INCOME BEFORE PROVISION (CREDIT)
 FOR  INCOME TAXES                                   77        2

Provision (credit) for income taxes                  27       (7)

INCOME BEFORE MINORITY
 INTEREST AND EQUITY
 IN NET INCOME OF AFFILIATES                         50        9

Minority interest                                    (2)      (5)

Equity in net income (loss) of affiliates            (4)       4

NET INCOME                                       $   44   $    8

NET INCOME PER COMMON SHARE

Basic net income per share                       $  .81   $  .16
Diluted net income per share                     $  .77   $  .16

Weighted average number of common
 shares outstanding and common equivalent shares during the period (in millions)

  Basic                                            53.9     53.4
  Diluted                                          59.3     53.8


(1) During the first quarter of 1998, the Company recorded a $95 million pretax charge for restructuring and other actions, of which $87 million was recorded as restructure costs, $5 million as cost of sales, and $3 million as marketing and administrative expenses.

(2) During the first quarter of 1998, the Company recorded an $84 million pretax gain from the sale of its 50% ownership interest in Alpha/Owens-Corning.

                  OWENS CORNING AND SUBSIDIARIES
                    CONSOLIDATED BALANCE SHEET
                            (unaudited)

                                      March 31,   December 31,  March 31,
                                        1999          1998         1998
ASSETS                                      (In millions of dollars)

CURRENT

 Cash and cash equivalents              $   51     $  54     $ 115
 Receivables                               555       451       560
 Inventories                               496       437       533
 Insurance for asbestos litigation
  claims - current portion (1)             150       150       100
 Deferred income taxes                     368       293       140
 Income tax receivable                      30       117       108
 Other current assets                       25        27        51

   Total current                         1,675     1,529     1,607

OTHER

 Insurance for asbestos litigation
  claims (1)                               241       260       340
 Asbestos costs to be reimbursed -
  Fibreboard                                70        74       117
 Deferred income taxes                     508       608       394
 Goodwill                                  754       762       792
 Investments in affiliates                  42        45        53
 Other noncurrent assets                   241       205       174

   Total other                           1,856     1,954     1,870

PLANT AND EQUIPMENT, at cost             3,572     3,498     3,603
 Less--Accumulated depreciation         (1,904)   (1,880)   (1,858)

   Net plant and equipment               1,668     1,618     1,745

TOTAL ASSETS                            $5,199    $5,101    $5,222


                  OWENS CORNING AND SUBSIDIARIES
              CONSOLIDATED BALANCE SHEET (Continued)
                            (unaudited)

                                           March 31,  December 31,  March 31,
                                              1999        1998         1998
                                                 (In millions of dollars)

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT
 Accounts payable and accrued liabilities    $  755      $ 942       $  812
 Reserve for asbestos litigation claims -
  current portion (1)                         1,050        850          300
 Short-term debt                                108         69           59
 Long-term debt - current portion                51         22          127

   Total current                              1,964      1,883        1,298

LONG-TERM DEBT                                1,903      1,535        1,874

OTHER
 Reserve for asbestos litigation claims (1)   1,385      1,780        1,241
 Asbestos-related liabilities - Fibreboard       75         79          124
 Other employee benefits liability              325        326          332
 Pension plan liability                          47         55           63
 Other                                          358        364          186

   Total other                                2,190      2,604        1,946

COMPANY OBLIGATED SECURITIES
 OF ENTITIES HOLDING SOLELY
 PARENT DEBENTURES                              195        194          503

MINORITY INTEREST                                44         19           24

STOCKHOLDERS' EQUITY

 Common stock                                   696        679          662
 Deficit                                     (1,723)    (1,762)      (1,035)
 Accumulated other comprehensive income         (48)       (37)         (33)
 Other                                          (22)       (14)         (17)

   Total stockholders' equity                (1,097)    (1,134)        (423)

TOTAL LIABILITIES AND STOCKHOLDERS'
 EQUITY                                      $5,199    $ 5,101       $5,222

(1) As of March 31, 1999, the current portion of the reserve for asbestos litigation claims, net of insurance, is $900 million.
      Excluding  Fibreboard  activity,  the  total  reserve,  net   of
      insurance, is $2,044 million.

                  OWENS CORNING AND SUBSIDIARIES
               CONSOLIDATED STATEMENT OF CASH FLOWS
                            (unaudited)

                                                   Quarter Ended
                                                      March 31,
                                                    1999    1998
                                              (In millions of dollars)
NET CASH FLOW FROM OPERATIONS

 Net income                                        $  44   $   8
 Reconciliation of net cash provided by
    operating activities:
  Noncash items:
   Provision for depreciation and amortization        53      52
   Provision (credit) for deferred income taxes       23     (45)
   Gain on sale of assets                              -     (84)
   Other                                               5      (7)
  (Increase) decrease in receivables                 (86)   (129)
  (Increase) decrease in inventories                 (53)    (36)
  Increase (decrease) in accounts
   payable and accrued liabilities                  (181)    (12)
  Increase (decrease) in accrued income taxes         80      (2)
  Proceeds from insurance for asbestos
   litigation claims, excluding Fibreboard            19      17
  Payments for asbestos litigation claims,
   excluding Fibreboard                             (195)   (129)
  Other                                              (13)     37

      Net cash flow from operations                 (304)   (330)

NET CASH FLOW FROM INVESTING

 Additions to plant and equipment                    (40)    (47)
 Proceeds from the sale of affiliate or business       -     134
 Other                                               (11)    (19)

      Net cash flow from investing                 $ (51)  $  68



                  OWENS CORNING AND SUBSIDIARIES
               CONSOLIDATED STATEMENT OF CASH FLOWS
                            (unaudited)


                                               Quarter Ended
                                                 March 31,
                                                1999   1998
                                         (In millions of dollars)
NET CASH FLOW FROM FINANCING

 Net additions to long-term
  credit facilities                           $   91   $ 285
 Other additions to long-term debt               250       3
 Net increase in short-term debt                  18      36
 Dividends paid                                   (4)     (4)
 Other                                            (3)      -

      Net cash flow from financing               352     320

Effect of exchange rate changes on cash            -      (1)

Net increase (decrease) in cash
 and cash equivalents                             (3)     57

Cash and cash equivalents at
 beginning of period                              54      58

Cash and cash equivalents at end
 of period                                     $  51   $ 115




                  OWENS CORNING AND SUBSIDIARIES
      QUARTERLY INFORMATION ON REPORTABLE OPERATING SEGMENTS
                            (unaudited)


                                                   Quarter Ended
                                                     March 31,
                                                   1999     1998
                                             (In millions of dollars)
NET SALES

Reportable Operating Segments

 Building Materials
  United States                                  $  814   $  739
  Europe                                             63       65
  Canada and other                                   48       52

   Total Building Materials                         925      856

 Composite Materials
  United States                                     128      182
  Europe                                             82       97
  Canada and other                                   26       33

   Total Composite Materials                        236      312

   Total Reportable Operating Segments            1,161    1,168

Reconciliation to Consolidated Net Sales
 Composite Materials U.S. Sales to
  Building Materials U.S.                           (31)     (31)

   Net sales                                     $1,130   $1,137

External Customer Sales by Geographic Region

 United States                                   $  911   $  890
 Europe                                             145      162
 Canada and other                                    74       85

   Net Sales                                     $1,130   $1,137



                  OWENS CORNING AND SUBSIDIARIES
QUARTERLY INFORMATION ON REPORTABLE OPERATING SEGMENTS (Continued)
                            (unaudited)

                                              Quarter Ended
                                                 March 31,
                                               1999     1998
                                         (In millions of dollars)
INCOME (LOSS) FROM OPERATIONS

Reportable Operating Segments

 Building Materials
  United States                                $  67   $  (6)
  Europe                                           3      (4)
  Canada and other                                 6       -

   Total Building Materials                       76     (10)

 Composite Materials
  United States                                   28      42
  Europe                                           -       9
  Canada and other                                 3       1

   Total Composite Materials                      31      52

   Total Reportable Operating Segments         $ 107   $  42

Geographic Regions

 United States                                 $  95   $  36
 Europe                                            3       5
 Canada and other                                  9       1

   Total Reportable Operating Segments         $ 107   $  42

Reconciliation to Consolidated Income Before
 Provision for Income Taxes

 Restructuring and other charges                   -     (95)
 Gain on sale of affiliate or business             -      84
 General corporate income (expense)                3       8
 Cost of borrowed funds                          (33)    (37)

  Consolidated Income before provision         $  77   $   2
               for income taxes



Addendum To Owens Corning's First Quarter Earnings Release

National Settlement Program Update

During the first quarter of 1999, 25 additional law firms joined the National Settlement Program (NSP), bringing the total number of firms in the program to approximately 80, and the total asbestos personal injury cases settled to over 188,000. The NSP, announced in December of 1998, also settles a similar number of pending claims and currently barred claims that would be filed against its Fibreboard subsidiary in the event that the U.S. Supreme Court strikes down Fibreboard's global settlement. A Supreme Court decision is expected sometime in the second quarter of 1999.

In the first quarter the company paid approximately $40 million for claims settled under the NSP. The company estimates that it will pay an additional $610 million for claims resolved under the NSP in 1999, primarily in the third and fourth quarters. Other payments related to non-NSP cases, including verdicts and defense costs, as well as the cost of pursuing recoveries from tobacco companies, PFT laboratories and insurance companies, are expected to be approximately $125 million in 1999, of which $27 million was spent in the first quarter. This projected annual amount could be reduced, and NSP payments in 1999 and 2000 increased, depending on the number of additional law firms and claims resolved under the NSP in the next several quarters. Also, the costs of litigation, as well as future indemnity payments, could be offset by positive results in our proactive litigation efforts listed above. All such estimated amounts are before tax and before insurance recoveries.

As a result of the National Settlement Program and the company's ability to focus on fewer remaining cases, Owens Corning took no adverse verdicts in the first quarter. The company went to trial 18 times, and in four cases it paid no money. In the remainder of those cases, it agreed to settle prior to a jury decision at values consistent with values in the NSP. These positive results were achieved while paying only $8 million in the first quarter in ongoing asbestos-related defense costs. This is a substantial reduction from prior quarters.

Finally, in 1999, the company expects to pay approximately $200 million to resolve a substantial majority of all pre-NSP verdicts, settlements and appeals from 1993 through 1997, of which approximately $120 million was paid in the first quarter. With these payments, the company will be able to proceed with the NSP, and minimize ongoing litigation costs, appealing only those adverse verdicts where the company believes there has been an unjust result.

The Owens Corning National Settlement Program was created in 1998 to settle the company's pending asbestos cases and to establish a framework for resolving cases in the future without litigation. Under NSP agreements, Owens Corning will pay both current and future claimants through an administrative procedure using compensation schedules that take into account each claimant's type and severity of asbestos-related disease, and the extent of exposure to Owens Corning's former products.

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